Tatum CFO Partners, LLP

Amended Executive Services Agreement

October 4, 2005

Mr. Peter A. Deliso
LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

Dear Mr. Deliso:

Tatum CFO Partners, LLP (“Tatum”) understands that LCC International, Inc. (“the Company”) desires to engage a partner of Tatum to serve as chief financial officer. This Executive Services Agreement sets forth the conditions under which such services will be provided.

Services; Fees

Tatum will make available to the Company C.R. “Bob” Waldron (the “Tatum Partner”), who will serve as chief financial officer of the Company. The Tatum Partner will become an employee and a duly elected or appointed officer of the Company and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner.

The Company will pay the Tatum Partner directly a salary of $22,916.67 a month (“Salary”). Salary may be increased from time to time, by the Company. Starting October 26, 2005, the Company will pay directly to Tatum, as partial compensation for the resources provided, an amount equal to (i) 20% of Salary of the Tatum Partner during the first and second 12 months of the term of this agreement, (ii) 12% of Salary during the third 12 months, and (iii) $1,000 per month during the remainder of the term of this agreement.

The Tatum Partner will be eligible to receive Cash Bonuses under the Company’s executive incentive compensation plan. The Tatum Partner will be eligible to receive Equity Bonuses under the Company’s equity incentive plan. The Company will pay directly to Tatum 15% of any Cash Bonus paid to the Tatum Partner during the term of this agreement. No payments will be due or payable by the Company with respect to Equity Bonuses. For purposes hereof, (i) “Cash Bonus” means any cash bonus that is paid to the Tatum Partner under the Company’s regular annual bonus program for Company executives, (ii) “Equity Bonus” means any stock, option, warrant, or similar right that is granted to or exercised by the Tatum Partner, in each case in connection with services rendered by the Tatum Partner, and (iii) “Salary” means the regular monthly payments described above plus any severance paid to the Tatum Partner during the term hereof, but excluding any Cash Bonus, Equity Bonus, benefits (including medical benefits subsidy paid to Employee), and other compensation. All compensation payable or deliverable to Tatum is referred to herein as the “Resource Fee.”

In lieu of the Tatum Partner participating in the Company-sponsored employee medical/dental insurance benefit, the Tatum Partner will remain on his or her current medical/dental plan. The Company will reimburse the Tatum Partner for amounts paid by the Tatum Partner for such medical/dental insurance for himself and (where applicable) his family of up to $ 324.00 per month upon presentation of reasonable documentation of premiums paid by the Tatum Partner. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

As an employee, the Tatum Partner will be eligible for any Company employee retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Tatum Partner will be exempt from any delay periods otherwise required for eligibility.

Payments;

Payments to Tatum should be made by direct deposit through the Company’s payroll, or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Employee. If such payment method is not available and payments are made by check, Tatum will issue invoices to the Company, and the Company agrees to pay such invoices no later than ten (10) days after receipt of invoices.

The Company will reimburse the Tatum Partner directly for out-of-pocket expenses incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company.

Converting to Permanent

The Company will have the opportunity to make the Tatum Partner a permanent member of Company management at any time during the term of this agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.

Hiring Tatum Partner Outside of Agreement

During the twelve (12)-month period following termination or expiration of this agreement, other than in connection with conversion to a Permanent Employee under the previous paragraph, the Company will not employ the Tatum Partner, or engage the Tatum Partner as an independent contractor, to render services of substantially the same nature as those to be performed by the Tatum Partner as contemplated by this agreement. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Partner’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to twenty-five percent (25%) of the Tatum Partner’s Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, ''Annualized Compensation’’ will mean monthly Salary equivalent to what the Tatum Partner would receive on a full-time basis multiplied by twelve (12), plus the maximum amount of any Cash Bonus for which the Tatum Partner was eligible with respect to the then current bonus year, and which the Tatum Partner had a reasonable opportunity to receive given any relevant performance or other criteria and/or the Company’s then-current bonus practices, provided that such payment shall be pro rated on the basis of the number of days the Tatum Partner actually performed services hereunder within the applicable annual bonus period.

Termination

The Company may terminate this agreement, and the Tatum Partner’s employment, for any reason or for no reason at anytime upon at least 30 days’ prior written notice to the Tatum Partner, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice. Upon any such termination, the company shall have no further obligation or liability hereunder except (a) the payment of any Salary earned but unpaid as of the effective date of termination, and (b) the payment of any Severance Payment due and payable under the following paragraph of this agreement. Likewise, Tatum may terminate his employment for any reason upon at least 30 days’ prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Tatum Partner will continue to render services (unless placed on leave for such period by the Company) and to be paid during such 30-day period, regardless of who gives such notice. Tatum may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or disability of the Employee. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason, or (4) upon ten days advance written notice by Tatum of non-payment by the Company of amounts due under this agreement, unless such amounts are paid. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith.

The Tatum Partner’s Salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

Severance Payment

In the event of termination of employment by the Company due to no fault of Tatum or the Tatum Partner, the Employee will be entitled to receive severance benefits in accordance with the Company’s then-current separation guidelines and practice for executives at the same level taking into consideration tenure and other factors deemed relevant by the CEO and/or the Company’s Board of Directors. The payment of such severance shall be contingent upon the Tatum Partner’s having executed and delivered to the Company (i) a full waiver and release of any and all potential claims, and (ii) assurances with respect to continuing obligations of non-competition and confidentiality in a form acceptable to the Company, in each case in the form generally obtained by the Company in consideration for severance benefits.

The Company will pay directly to Tatum an amount equal to the same percent that applies for Salary above for any Severance Payments that the Company may make to the Tatum Partner. For purposes hereof, “Severance Payment” means any payments made to the Tatum Partner by Company as a severance benefit in connection with the termination of the Tatum Partner’s employment. With such payment, the Company shall have no further obligation to Tatum or liability hereunder.

In the event that either party commits a breach of this agreement, other than for reasons described in the above paragraph, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.

Insurance

The Company will provide Tatum or the Tatum Partner with written evidence that the Company maintains directors’ and officers’ insurance at no additional cost to the Tatum Partner, and the Company will maintain such insurance at all times while this agreement remains in effect.

Disclaimers, Limitations of Liability & Indemnity

Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations. Tatum represents to the Company that Tatum has conducted reasonable screening and background checks and investigation procedures consistent with those procedures used by US public companies for similar positions with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same uncovered no possible concerns. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner and provide Tatum with compensation at Tatum’s customary rate for the time incurred.

The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of Fees.

As a condition for recovery of any liability, the Company must assert any claim against Tatum within three (3) months after discovery or sixty (60) days after the termination or expiration of this agreement, whichever is earlier.

Neither party hereto will be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

Arbitration

If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Northern Virginia office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.

Miscellaneous

Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this agreement, including but not limited to attorneys’ fees actually incurred.

Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive the expiration or any termination of this agreement.

This agreement will be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia, without giving effect to conflicts-of-laws principles.

The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. This agreement amends and supercedes the Executive Services Agreement executed by the parties as of April 19, 2005. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.

Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Bank Lockbox Mailing Address for Deposit and Fees:

Tatum CFO Partners, LLP P.O. Box 403291 Atlanta, GA 30384-3291

Electronic Payment Instructions for Deposit and Fees:

Bank Name: Bank of America Branch: Atlanta Routing Number:	For ACH Payments: XXXXXXXXXX For Wires: XXXXXXXXXX

Account Name: Tatum CFO Partners, LLP
Account Number: XXXXXXXXX
Please reference LCC International, Inc. in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.

We look forward to serving you.

Sincerely yours,

TATUM CFO PARTNERS, LLP
/s/ Robert P. Hostetler

Signature Robert P. Hostetler Area Managing Partner for TATUM CFO PARTNERS, LLP October 4, 2005	Acknowledged and agreed by:

LCC International, Inc.

/s/ Peter A. Deliso

Signature Peter A. Deliso Interim Chief Executive Officer October 4, 2005

(Date)